EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contacts:

Derek K. Cole	Joseph L. Turner
Director, Investor Relations	Chief Financial Officer
303-464-3986	303-464-5222
derek.cole@myogen.com	joe.turner@myogen.com

MYOGEN INITIATES PHASE III TRIALS OF AMBRISENTAN

Denver, Colorado, January 8, 2004 — Myogen, Inc. (Nasdaq: MYOG) announced today that it has begun patient enrollment in the pivotal phase III clinical trials of ambrisentan for the treatment of pulmonary arterial hypertension (“PAH”). The trials, ARIES I & II, follow successful completion in September 2003 of a phase II dose-ranging trial, which demonstrated a statistically significant and clinically meaningful increase in the primary efficacy endpoint (exercise capacity measured by six-minute walk test distance) in all four ambrisentan dose groups tested.

“This is a comprehensive trial design that will evaluate the safety and efficacy of ambrisentan in treating PAH patients,” stated J. William Freytag, President and CEO of Myogen. “The rapidity with which ARIES I & II began enrolling patients is encouraging given some of the challenges we face regarding competing trials and the availability of existing medications. We hope that we can maintain this early momentum throughout the remainder of the studies.”

Study Design

ARIES I & II are randomized, double-blind, placebo-controlled trials of ambrisentan in patients with PAH. The trials are identical except for the doses of ambrisentan and the geographic locations of the investigative sites. The study design anticipates enrolling 186 patients (62 patients per dose group) for each trial. ARIES I will evaluate ambrisentan doses of 5.0 mg and 10.0 mg administered orally once-a-day for 12 weeks to patients in the United States and Canada. ARIES II will evaluate ambrisentan doses of 2.5 mg and 5.0 mg administered orally once-a-day for 12 weeks to patients in Europe and South America. The primary efficacy endpoint is exercise capacity, measured as the change from baseline in the six-minute walk test distance compared to placebo. Secondary endpoints include Borg Dyspnea Index, WHO Functional Class and a Quality of Life Assessment.

About Pulmonary Arterial Hypertension

PAH is a highly debilitating disease of the lungs characterized by severe constriction of the blood vessels in the lungs leading to very high pulmonary arterial pressures. These high pressures make it difficult for the heart to pump blood through the lungs to be oxygenated. Patients with PAH suffer from extreme shortness of breath as the heart struggles to pump against these high pressures causing such patients to ultimately die of heart failure. PAH can occur with no known underlying cause, or it can occur secondary to diseases like scleroderma (an autoimmune disease of the connective tissues), cirrhosis of the liver, congenital heart defects and HIV infection. PAH afflicts approximately 40,000 patients, predominantly women, in the United States.

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About Ambrisentan

Ambrisentan is a type-A selective endothelin receptor antagonist and potent inhibitor of endothelin-induced vasoconstriction. Endothelin is a small peptide hormone that is believed to play a critical role in the control of blood flow and cell growth. Elevated endothelin blood levels are associated with several cardiovascular disease conditions, including pulmonary arterial hypertension, chronic kidney disease, hypertension, chronic heart failure, stroke and reclosure of coronary arteries after balloon angioplasty or stent implantation. Therefore, many scientists believe that agents that block the detrimental effects of endothelin will provide significant benefits in the treatment of these conditions. Ambrisentan is selective for the ET(A) receptor versus the ET(B) receptor and demonstrates high potency, high bioavailability, a half-life that may be suitable for once-a-day dosing, no observed drug-drug interaction and, in the recent phase II study, a low incidence of potential liver toxicity as assessed by liver function tests.

About Myogen

Myogen is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders. Myogen currently markets one product in Europe for the treatment of acute decompensated heart failure and is developing three product candidates for three distinct cardiovascular indications. The Company also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit our website at www.myogen.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve significant risks and uncertainties, including those discussed in this release and others that can be found in the “Risk Factors” section of Myogen’s Prospectus filed on October 30, 2003 and in our Form 10-Q filed on December 4, 2003. Myogen is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. No forward-looking statement can be guaranteed and actual events and results may differ materially from those projected. Results from earlier clinical trials are not necessarily predictive of future clinical results, and there can be no assurance that these trials, if completed, will be successful in demonstrating safety and efficacy. Delays in clinical trials, whether caused by adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company’s financial position and prospects. If the Company’s product candidates do not meet safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and the Company will be unable to market them. Consequently, there can be no assurance that any particular product candidate will be successful and become a commercial product. Endothelin receptor antagonists, including ambrisentan, have demonstrated toxicity in animals. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.

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